                           ARTICLES OF INCORPORATION                 EXHIBIT 3.1
                                      OF
                               KOALA CORPORATION


     The undersigned, being of the age of eighteen years or more and desiring to act as an incorporator of a corporation pursuant to the laws of the State of Colorado, does hereby adopt these Articles of Incorporation:


                                   ARTICLE I

     The name of this corporation shall be:  Koala Corporation.


                                  ARTICLE II

     The corporation shall have perpetual existence.


                                  ARTICLE III

     The purpose for which this corporation is organized is to transact all lawful business, as the Board of Directors may deter-mine from time to time, for which corporations may be incorporated pursuant to the Colorado Corporation Code.


                                  ARTICLE IV

     4.1) Authorized Capital.  The Corporation is authorized to issue two
          ------------------
classes of shares, Common Stock and Preferred Stock. The Corporation is authorized to issue 11,000,000 shares of stock, of which 10,000,000 shares are common stock, each having a par value of $0.10 per share ("Common Stock"), and 1,000,000 shares are preferred stock, each having no par value ("Preferred Stock"). From time to time, said shares may be issued by the Corporation for such consideration expressed in dollars (not less than the par value thereof, in the case of Common Stock), in money paid, property received or labor done, as may be fixed by the Board of Directors. All of said stock, when issued, shall be fully paid and nonassessable for any purpose.

          (a)  Preferred Stock.
               ---------------

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by adopting and filing Articles of Amendment to these Articles of Incorporation pursuant to Section 7-106-102 of the Colorado Business Corporation Act (the "Act") to establish the number of shares to be included in each such series, and to fix the voting rights, powers, designations, preferences, rights and qualifications, limitations or restrictions granted and imposed upon each series. The Board of Directors may, at any time and from time to time, as permitted by the Act, increase or decrease the number of shares of any series of Preferred Stock.

     The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock. All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable and, if cumulative, shall cumulate.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

             (1) The number of shares constituting the series and the distinctive designation of that series;

             (2) The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and if so, from which date or dates;

             (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (if no voting rights are specified, the shares of that series shall not be entitled to voting rights; if voting rights are specified, such voting rights shall, unless explicitly stated otherwise, entitle the holder of the shares of such series to vote together with the Common Stock of the Corporation and any other series of Preferred Stock which, collectively, shall form a single voting group; except that each series shall be entitled to vote as a separate voting group to the extent required by law);

             (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

             (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

             (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

             (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

        (b)  Common Stock.
             ------------

             (1) Subject to the rights of the holders of outstanding shares of any series of Preferred Stock designated by the Board of Directors pursuant to paragraph (a) of this Article IV, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

             (2) Subject to the rights of the holders of outstanding shares of any series of Preferred Stock designated by the Board of Directors pursuant to paragraph (a) of this Article IV, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor shall be distributed to the holders of Common Stock.

             (3) Each holder of record of Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     4.2) Preemptive Rights.  Shareholders of this Corporation shall have no
          -----------------
preemptive rights to acquire unissued, additional, or treasury shares of this Corporation, or securities convertible into shares or carrying stock purchase warrants or privileges.

     4.3) Majority Vote.  Without limiting the right of the shareholders under
          -------------
applicable provisions of the Act to approve any other action by the affirmative vote of the majority of shares of each voting group entitled to vote thereon, the following action may be taken by the Corporation upon resolution of the Board of Directors recommending such action and upon the recommendation's receiving the affirmative vote of a majority of the total shares of each voting group entitled to vote thereon:

          (a)    Amendment to Articles of Incorporation of the Corporation;

          (b) A sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation, if not in the usual and regular course of its business;

          (c) Adoption of a plan of merger, a plan of consolidation, or a plan of exchange of shares;

          (d) Voluntary dissolution of the Corporation by act of the Corporation or the revocation of voluntary dissolution proceedings by act of the Corporation.

                                   ARTICLE V

     The address of the initial registered office of this corporation shall be 1600 Colorado National Bldg., Suite 1600 950 Seventeenth Street, Denver, Colorado 80202 and the initial registered agent at such address shall be William
R. Neff, Esq.

                                  ARTICLE VI

     The number of directors shall be as fixed from time to time by the Bylaws of this corporation. The number constituting the initial Board of Directors shall be two, inasmuch as initially the outstanding shares of the corporation will be held of record by no more than two shareholders. The name and address of the person who is to serve as the director until the first annual meeting of shareholders or until his successor is elected and qualifies are:

               John T. Pfannenstein    1290 Broadway, Suite 500
                                       Denver, Colorado 80203

               T. W. Gamel             1290 Broadway, Suite 500
                                       Denver, Colorado 80203


                                  ARTICLE VII

     A. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation (in the case of conduct in his official capacity with the corporation) or in a manner he reasonably believed to be at least not opposed to the corporation's best interests (in all cases other than in the case of conduct in his official capacity with the corporation), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not meet the standard of conduct set forth in this paragraph (A) of Article VII.

     B. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he met the standard of conduct set forth in paragraph (A) of this Article VII.

     C. Notwithstanding the foregoing provisions of paragraphs (A) and (B) of this Article VII, the corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in connection with any proceeding charging improper personal benefit to the director or officer, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     D. To the extent that a director or officer of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     E. Nothing in this Article VII shall limit or deny a director or officer of the corporation from applying to a court of competent jurisdiction for mandatory indemnification as provided by the Colorado Corporation Code, as amended, as from time to time in effect.

     F. Any indemnification under paragraphs (A) or (B) of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (A) or (B) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, by the shareholders or by independent legal counsel in a written opinion if such quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     G. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article VII and such director or officer furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct required herein.

     H. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified herein or other persons may be entitled under the Colorado Corporation Code, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of heirs, executors, and administrators of such a person.

     I. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise or any other person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article VII.

     J. Notwithstanding the above provisions, a director shall have no personal liability to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate the liability of a director to the corporation or to its shareholders for monetary damages for: Any breach of the director's duty of loyalty to the corporation or to its shareholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; acts specified in section 7-5-114 of the Colorado Corporation Code; or any transaction from which the director derived an improper personal benefit.

                                 ARTICLE VIII

     The name and address of the incorporator is:

               William R. Neff      Otten, Johnson, Robinson, Neff &
                                    Ragonetti, P.C.
                                    1600 Colorado National Building
                                    950 Seventeenth Street
                                    Denver, Colorado 80202

     IN WITNESS WHEREOF, the incorporator has signed and verified these Articles of Incorporation this 9th day of June, 1993.



                                    /s/ William R. Neff
                                    ------------------------------------------
                                    William R. Neff